                                                                      Exhibit 99


[LOGO OF VIROPHARMA INCORPORATED]

                                    Contacts: Vincent J. Milano
                                              Vice President, CFO and Treasurer
                                              VIROPHARMA INCORPORATED
                                              Phone (610) 321-6225

                                              Kori Beer
                                              Director, Corporate Communications
                                              VIROPHARMA INCORPORATED
                                              Phone (610) 321-6288


                             VIROPHARMA INCORPORATED
                         Reports 2001 Financial Results

Exton, PA February 14, 2002-VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today financial results for the fourth quarter and the year ended December 31, 2001.

For the quarter ended December 31, 2001, ViroPharma reported a net loss of $21.3 million compared to a net loss of $16.9 million for the same period in 2000. Net loss per shareallocable to common shareholders for the quarter ended December 31, 2001 was $1.03 per share, basic and diluted compared to $1.11 per share, basic and diluted for the same period in 2000.

In the quarter ended December 31, 2001, the Company earned revenue of $0.538 million in connection with license fee and milestone revenue from the company's collaborations with Wyeth-Ayerst and Aventis. The company earned revenue of $0.25 million for the same period in 2000.

Research and development expenses for the fourth quarter of 2001 were $10.9 million compared to $14.5 million for the same period in 2000. Research and development expenses for the fourth quarter of 2001 were lower than the fourth quarter of 2000 due primarily to the cost sharing with Aventis of the ongoing development of Picovir(TM), the company's most advanced product candidate, for the treatment of adults and pediatrics with viral respiratory infection. Additionally, the company incurred lower costs related to three phase 2 clinical trials being conducted in the quarter ended December 31, 2001 compared to the cost of two pivotal trials being conducted in the same period of 2000. The company halted clinical development of a hepatitis C virus drug candidate in favor of a promising series of structurally distinct follow-on compounds in the fourth quarter of 2001 which resulted in lower expenses in this program compared to the same period of 2000. Manufacturing costs, which are included in research and development, were higher in the quarter ended December 31, 2001 when compared to same period of 2000 as the company began the acquisition of drug substance in anticipation of the commercial launch of Picovir(TM), if approved by the FDA.

Sales and marketing expenses in the fourth quarter of 2001 were $8.2 million compared to $1.1 million for the same period of 2000, net of reimbursements for certain of these expenses that are shared with Aventis. This increase reflects the company's significant investments in pre-launch activities, including medical education, brand development and market research for Picovir(TM). This increase also reflects initial investments in the development of the company's sales force that commenced promoting Nasacort(R) AQ and Allegra(R), two Aventis products, in the first quarter of 2002, and is expected to commence promoting

Picovir(TM) in the second half of 2002 if the company's NDA for Picovir(TM) is approved by the FDA. We were responsible for the costs of building our sales force and establishing the related infrastructure and will be responsible for the ongoing costs related to the continued building and maintenance of that infrastructure.


General and administrative expenses increased to $2.9 million during the fourth quarter of 2001 compared to $1.8 million in the same period in 2000. The increase is due primarily to higher employee related expenses and increased facilities and infrastructure costs.

As of December 31, 2001 the company had approximately $240 million in cash, cash equivalents and short-term investments.

For the year ended December 31, 2001, ViroPharma reported a net loss of $83.0 million compared to a net loss of $41.8 million for the same period in 2000. Net loss for the year ended December 31, 2001 was adjusted to reflect preferred stock dividends to arrive at net loss allocable to common stockholders. Net loss per share allocable to common stockholders for the year ended December 31, 2001 was $4.59 per share, basic and diluted compared to $2.80 per share, basic and diluted for the year ended December 31, 2000.

License fee and milestone revenue from the company's collaborations with Wyeth-Ayerst and Aventis of approximately $3.4 million were earned for the year ended December 31, 2001 compared to $2.0 million from our collaboration with Wyeth-Ayerst for the year ended December 31, 2000.

Research and development expenses increased to $42.1 million in 2001 from $37.4 million in 2000. The increase was primarily due to higher manufacturing costs, increased efforts in discovery and higher employee related expenses. Partially offsetting these increases were lower clinical and pre-clinical costs in 2001 and a relatively higher amount of costs to be repaid to us by the company's development partners for 2001 when compared to 2000. Manufacturing costs were approximately $3.6 million higher in 2001 when compared to 2000 as the company is acquiring drug substance in anticipation of the commercial launch of Picovir(TM), if approved by the FDA. Employee related expenses for the year ended 2001 were approximately $5.4 million higher when compared to 2000, primarily as a result of higher staffing levels necessary to support development and discovery programs. In 2001 the company completed two phase 3 clinical trials for Picovir(TM) for the treatment of VRI in adults and submitted an NDA for Picovir(TM) and the company initiated clinical trials with Picovir(TM) for the treatment of pediatric VRI and for the prophylaxis of VRI in healthy adults. In 2001, the company also was conducting two phase 2a studies for the treatment of hepatitis C and completed one phase 1 study for the treatment of RSV disease. In comparison, during 2000 the company completed three phase 3 clinical trials of pleconaril, and was conducting phase 1 clinical trials for the treatment of hepatitis C and the advancement of the company's drug candidate for the treatment of RSV disease.

Sales and marketing expenses in the twelve months ended December 31, 2001 were $16.3 million compared to $2.3 million for the same period of 2000. This increase reflects the company's significant investments, net of the Aventis cost sharing, in pre-launch activities for Picovir(TM), including medical education, brand development and market research. This increase also reflects investments in the development of a sales force that commenced promoting Nasacort(R) AQ and Allegra(R), two Aventis products, in the first quarter of 2002, and is expected to commence promoting Picovir(TM) in the second half of 2002 if the company's NDA for Picovir(TM) is approved by the FDA. We are responsible for the costs of building our sales force and establishing the related infrastructure and ongoing costs related to the continued building and maintenance of that infrastructure.

General and administrative expenses increased to $12.1 million in the twelve months ended December 31, 2001 from $6.3 million for the same period of 2000. The increase in general and administrative expenses
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primarily is due to costs associated with the collaboration agreement with
Aventis, and higher employee related expenses due to increased staffing levels and facilities cost.

Included in operating expenses in the twelve month period ended December 31, 2001 is a non-cash charge of $16.5 million resulting from the issuance of 750,000 shares of common stock to Sanofi-Synthelabo in exchange for the expansion of the company's intellectual property rights related to Picovir(TM), as these additional intellectual property rights licensed from Sanofi-Synthelabo have not reached technological feasibility and have no alternative uses.


ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, Picovir(TM), is in clinical development for the treatment of picornavirus diseases, and is the subject of a new drug application
(NDA) that is being reviewed by the U.S. Food and Drug Administration for the treatment of VRI in adults. ViroPharma also has product candidates in preclinical and clinical development for the treatment of hepatitis C and RSV diseases.

This press release contains forward-looking statements, including statements relating to ViroPharma's efforts to obtain regulatory approval to market Picovir(TM) and to commercialize Picovir(TM) if and when it is approved by the FDA. There can be no assurance that FDA or other regulatory authority approval for Picovir(TM) will be granted on a timely basis or at all. Even if approved, there can be no assurance that Picovir(TM) will achieve market acceptance. These factors, and other factors that could cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in ViroPharma's most recent Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.
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                            VIROPHARMA INCORPORATED
                         Selected Financial Information

Statements of Operations:
(in thousands, except per share data)

                                          Three-months ended          Year ended
                                              December 31,            December 31,
                                          --------------------    --------------------
                                            2001        2000        2001        2000
                                          --------    --------    --------    --------
Revenue                                   $    538    $    250    $  3,385    $  2,000
                                          --------    --------    --------    --------
Operating Expenses:
Research and development                    10,901      14,464      42,142      37,410
Acquisition of technology rights                 0           0      16,500           0
Sales and marketing                          8,198       1,123      16,283       2,326
General and administrative                   2,863       1,771      12,119       6,290
                                          --------    --------    --------    --------

Total operating expenses                    21,962      17,358      87,044      46,026
Interest income (net)                          120         174         702       2,209
                                          --------    --------    --------    --------

Net loss                                  $(21,304)   $(16,934)   $(82,957)   $(41,817)
                                          ========    ========    ========    ========

Net loss allocable to common
  shareholders                            $(21,304)   $(17,115)   $(83,303)   $(42,545)
                                          ========    ========    ========    ========

Net loss per share: basic and diluted        (1.03)      (1.10)      (4.57)      (2.75)

Net loss per share allocable to
  common shareholders: basic and
  diluted                                    (1.03)      (1.11)      (4.59)      (2.80)

Shares used in computing per share
  amounts: basic and diluted                20,704      15,361      18,167      15,211
                                          ========    ========    ========    ========

Balance Sheets: (in thousands)

                                 December 31,    December 31,
                                    2001            2000
                                 ------------    ------------

Cash, cash equivalents and
  short-term investments           $240,040       $203,335
Working capital                     220,621        196,280
Total assets                        266,181        222,439
Long-term obligations               180,125        180,325
Total stockholders' equity           39,430         23,987